Exhibit 99.1

Reliance, Inc. Reports Fourth Quarter and Full Year 2023 Financial Results and Unveils Corporate Rebranding

−      Second highest annual EPS of $22.64; fourth quarter EPS of $4.70

−      Second highest annual cash flow from operations of $1.67 billion

−      Repurchased $479.5 million of common stock in 2023

−      Increased quarterly dividend 10.0% to $1.10 per share (annual: $4.40)

−      Completed acquisition of Cooksey Iron & Metal Company on February 1, 2024

−      Announced pending acquisition of American Alloy Steel, Inc. on February 14, 2024

−      Rebranding to Reliance, Inc. to reflect the Company’s 85-year evolution through diversified growth

SCOTTSDALE, Ariz.—February 15, 2024—Reliance, Inc. (NYSE: RS) today reported its financial results for the fourth quarter and full year ended December 31, 2023 and announced a corporate name change to Reliance, Inc. from Reliance Steel & Aluminum Co. The name change reflects the Company’s evolution to “More than Metal.” Reliance is proud of its 85 year history and 30 years as a public company, and will remain anchored to its core business model and values as it moves forward into the future.

(in millions, except tons which are in thousands and per share amounts)

					Sequential Quarter	Twelve Months Ended December 31,				Year- Over- Year			Year- Over- Year
	Q4 2023		Q3 2023		% Change	2023		2022		% Change	Q4 2022		% Change
Income Statement Data:
Net sales	$3,337.3		$3,623.0		(7.9)%	$14,805.9		$17,025.0		(13.0)%	$3,610.8		(7.6)%
Gross profit[1]	$1,021.6		$1,077.0		(5.1)%	$4,547.3		$5,251.3		(13.4)%	$1,129.8		(9.6)%
Gross profit margin[1]	30.6%		29.7%		0.9%	30.7%		30.8%		(0.1)%	31.3%		(0.7)%
Non-GAAP gross profit margin[1,2]	30.6%		29.7%		0.9%	30.7%		30.9%		(0.2)%	31.3%		(0.7)%
LIFO income	$(59.5)		$(45.0)			$(164.5)		$(76.6)			$(99.1)
LIFO income as a % of net sales	(1.8)%		(1.2)%		(0.6)%	(1.1)%		(0.4)%		(0.7)%	(2.7)%		0.9%
LIFO income per diluted share, net of tax	$(0.77)		$(0.57)			$(2.09)		$(0.93)			$(1.25)
Non-GAAP pretax expense (income) adjustments²	$2.2		$1.0			$(1.6)		$9.0			$(0.8)
Pretax income	$333.3		$388.0		(14.1)%	$1,740.7		$2,430.4		(28.4)%	$446.6		(25.4)%
Non-GAAP pretax income[2]	$335.5		$389.0		(13.8)%	$1,739.1		$2,439.4		(28.7)%	$445.8		(24.7)%
Pretax income margin	10.0%		10.7%		(0.7)%	11.8%		14.3%		(2.5)%	12.4%		(2.4)%
Net income attributable to Reliance	$272.7		$295.0		(7.6)%	$1,335.9		$1,840.1		(27.4)%	$350.5		(22.2)%
Diluted EPS	$4.70		$4.99		(5.8)%	$22.64		$29.92		(24.3)%	$5.88		(20.1)%
Non-GAAP diluted EPS[2]	$4.73		$5.00		(5.4)%	$22.62		$30.03		(24.7)%	$5.87		(19.4)%

Balance Sheet and Cash Flow Data:
Cash provided by operations	$525.6		$466.0		12.8%	$1,671.3		$2,118.6		(21.1)%	$808.7		(35.0)%
Free cash flow[3]	$415.4		$340.5		22.0%	$1,202.5		$1,776.8		(32.3)%	$716.6		(42.0)%
Net debt-to-total capital[4]	0.8%		2.1%			0.8%		6.3%			6.3%
Net debt-to-EBITDA[2,5]	0.0	x	0.1	x		0.0	x	0.2	x		0.2	x
Total debt-to-EBITDA[2,5]	0.6	x	0.5	x		0.6	x	0.6	x		0.6	x

Capital Allocation Data:
Acquisition, net	$(0.1)		$—			$24.0		$—			$—
Capital expenditures	$110.2		$125.5			$468.8		$341.8			$92.1
Dividends	$58.8		$58.7			$238.1		$217.1			$53.6
Share repurchases	$240.3		$126.4			$479.5		$630.3			$82.6

Key Business Metrics:
Tons sold	1,354.2		1,420.8		(4.7)%	5,779.2		5,570.8		3.7%	1,291.2		4.9%
Average selling price per ton sold	$2,466		$2,552		(3.4)%	$2,570		$3,073		(16.4)%	$2,799		(11.9)%

Percentage of sales orders w/ value-added processing						50.6%		50.2%

Please refer to the footnotes at the end of this press release for additional information.

Management Commentary

“We delivered strong operational and financial performance in 2023 in a challenging environment. Strategic organic volume growth coupled with a full year gross profit margin of 30.7% and effective expense management resulted in annual earnings per diluted share of $22.64, the second highest in our history,” said Karla Lewis, President and Chief Executive Officer of Reliance. “Despite our average selling price per ton sold declining across nearly all of our major commodity products in 2023, we maintained our gross profit margin near the top of our estimated sustainable range due to our strong pricing discipline and significant capital reinvestment to increase our capacity and value added processing capabilities. I’d like to thank our dedicated team throughout our family of companies for safely executing our resilient business model and providing increasing levels of value to our customers which increased our market share and outperformed the broader service center industry.”

Mrs. Lewis continued, “Strong profitability generated significant cash flow from operations of $1.67 billion in 2023, also the second highest in our history, which we allocated to growth opportunities through $492.8 million in capital expenditures and acquisitions as well as returning $717.6 million to our stockholders through dividends and share repurchases. Through our ongoing acquisition strategy, we welcomed Cooksey Iron & Metal Company to our family of companies, and we look forward to welcoming American Alloy in the near future.”

Mrs. Lewis concluded, “I’m excited to introduce our new company identity as Reliance, Inc. Over the years, retaining ‘Steel & Aluminum’ in our corporate name has limited the perception of our company because Reliance is so much more than metal. We are a family of companies committed to providing diversified metals solutions and increasing levels of value to our customers, opportunities to our employees and returns to our stockholders. Reliance has historically made investments in our business far in excess of our peers while consistently generating industry-leading results. We have become stronger and more diversified, collaborative and focused as we further differentiate Reliance as a best in class company. We believe these developments, as well as our longstanding reputation for credibility with all of our stakeholders, have made ‘Reliance’ a name that stands alone.”

End Market Commentary

Reliance provides a diverse range of metal products and value-added processing services to a wide range of end markets, generally in small quantities on an as-needed basis. The Company’s tons sold in the fourth quarter of 2023 increased 4.9% year-over-year primarily led by strength in the non-residential construction, aerospace and general manufacturing end markets along with increased volumes attributable to organic growth investments. For the full year of 2023, the Company’s tons sold increased 3.7%, surpassing the industry-wide increase of 1.5% reported by the MSCI for the comparable period.

Demand in non-residential construction (including infrastructure), Reliance’s largest end market, demonstrated strong year-over-year improvement in both the fourth quarter and full year of 2023. The Company remains cautiously optimistic non-residential construction activity in the sectors in which it participates will remain at healthy levels in the first quarter of 2024.

Demand in commercial aerospace was very strong in both the fourth quarter and full year of 2023 compared to the comparable periods in 2022. Reliance is optimistic commercial aerospace demand will remain solid in the first quarter of 2024. Additionally, defense appropriations provide a solid foundation for growth in the military, defense and space related portions of Reliance’s aerospace business, which is expected to continue in the first quarter of 2024.

Demand for the toll processing services Reliance provides to the automotive market improved in both the fourth quarter and full year of 2023 compared to the comparable periods in 2022, with meaningful growth in its processing volume. Reliance remains optimistic that demand for the niche toll processing services it provides the automotive market will continue to improve over the long-term and in the first quarter of 2024.

Demand across the broader manufacturing sectors Reliance serves improved modestly in both the fourth quarter and full year of 2023 compared to the comparable periods in 2022, primarily as a result of the Company’s investments in organic growth opportunities. Reliance anticipates that demand for its products across the broader manufacturing sector will remain at healthy levels in the first quarter of 2024.

While demand in the semiconductor market declined in both the fourth quarter and full year of 2023 compared to the comparable periods in 2022 due to excess inventory in the supply chain, it stabilized sequentially in the fourth quarter. Reliance’s long-term outlook for the semiconductor market remains positive, reinforced by the CHIPS Act and investments in additional capacity to service the significant semiconductor fabrication expansion efforts underway in the United States.

Balance Sheet & Cash Flow

At December 31, 2023, Reliance’s cash and cash equivalents totaled $1.08 billion with total debt outstanding of $1.15 billion and no outstanding borrowings under the Company’s $1.5 billion revolving credit facility. Reliance generated cash flow from operations of $525.6 million and $1.67 billion, respectively, in the fourth quarter and full year ended December 31, 2023.

Stockholder Return Activity

On February 13, 2024, the Company’s Board of Directors declared a quarterly cash dividend of $1.10 per share of common stock, an increase of 10.0%, payable on March 22, 2024 to stockholders of record as of March 8, 2024. Reliance has paid regular quarterly cash dividends for 64 consecutive years without reduction or suspension and has increased the dividend 31 times since its 1994 IPO to a current annual rate of $4.40 per common share.

In the fourth quarter of 2023, Reliance repurchased 942,407 shares of its common stock at an average cost of $255.05 per share, for a total of $240.3 million, under its share repurchase program that was replenished to $1.5 billion effective October 30, 2023. During the year ended December 31, 2023, Reliance repurchased approximately 1.9 million shares of its common stock at an average cost of $255.30, for a total of $479.5 million. In the last three years, Reliance has repurchased approximately 7.5 million shares of its common stock at an average cost of $190.85 per share, for a total of $1.43 billion.

Acquisitions

As previously announced, on February 1, 2024, Reliance completed the acquisition of Cooksey Iron & Metal Company (“Cooksey”), a metals service center that processes and distributes finished steel products, including tubing, beams, plates and bars. The addition of Cooksey strengthens and expands Reliance’s position in the fast-growing Southeastern United States market. Cooksey will operate as a subsidiary of Metals USA, Inc., a wholly owned subsidiary of Reliance. For the twelve months ended December 31, 2023, annual net sales for Cooksey were approximately $90 million.

As announced yesterday, February 14, 2024, Reliance has entered into a definitive agreement to acquire American Alloy Steel, Inc. (“American Alloy”), a leading distributor of specialty carbon and alloy steel plate and round bar, including pressure vessel quality (PVQ) material. American Alloy adds specialty carbon steel plate to Reliance’s product portfolio as well as new fabrication capabilities. For the twelve months ended December 31, 2023, annual net sales for American Alloy were approximately $310 million. The transaction is expected to close within the next 60 days, subject to regulatory approval and customary closing conditions.

Corporate Name Change to Reliance, Inc.

Effective today, Reliance has changed its corporate name from Reliance Steel & Aluminum Co. to Reliance, Inc. to reflect the Company’s evolution to “more than metal” as a leading global diversified metals solutions provider. Retaining the Reliance brand identity honors the Company’s strong reputation built over 85 years from its humble roots to becoming the largest metals service center company in North America with a global footprint of more than 315 locations in 40 U.S. states and 12 countries. Modernization of the Reliance brand symbolizes how the Company has become much more than just a distributor of steel and aluminum. Reliance, Inc. is the culmination of a decades-long journey resulting from focused execution of an enduring strategic vision to be a best-in-class industrials company working collaboratively throughout its family of companies to deliver exceptional service to customers, pursue diversified growth opportunities, generate industry-leading returns for stockholders, positively contribute to the communities in which we live and work and provide a safe environment where employees are proud to work.

The Company’s stock ticker symbol on the New York Stock Exchange will remain “RS” and the CUSIP number for its common stock will also remain unchanged. Trading under the name Reliance, Inc. will begin on Monday, February, 26, 2024. No action is required by stockholders in connection with the name change.

Reliance’s website has also been updated – the Company welcomes you to visit reliance.com.

Business Outlook

Reliance expects healthy demand trends to continue into the first quarter of 2024 despite continuing macroeconomic uncertainty and geopolitical matters. Accordingly, the Company estimates its tons sold will be up 9% to 11% compared to the fourth quarter of 2023, consistent with seasonal trends. Reliance expects its average selling price per ton sold for the first quarter of 2024 to be up 1.0% to 3.0% compared to the fourth quarter of 2023 driven by stabilizing pricing trends for many of its products. Based on these expectations, the Company anticipates non-GAAP earnings per diluted share in the range of $5.30 to $5.50 for the first quarter of 2024.

Conference Call Details

A conference call and simultaneous webcast to discuss Reliance’s fourth quarter and full year 2023 financial results and business outlook will be held on Thursday, February 15, 2024 at 11:00 a.m. Eastern Time / 8:00 a.m. Pacific Time. To listen to the live call by telephone, please dial (877) 407-0792 (U.S. and Canada) or (201) 689-8263 (International) approximately 10 minutes prior to the start time and use conference ID: 13743428. The call will also be broadcast live over the Internet hosted on the Investors section of the Company's website at investor.reliance.com.

For those unable to participate during the live broadcast, a replay of the call will also be available beginning that same day at 2:00 p.m. Eastern Time until 11:59 p.m. Eastern Time on February 29, 2024, by dialing (844) 512-2921 (U.S. and Canada) or (412) 317-6671 (International) and entering the conference ID: 13743428. The webcast will remain posted on the Investors section of Reliance’s website at reliance.com for 90 days.

About Reliance, Inc.

Founded in 1939, Reliance, Inc. (NYSE: RS) is a leading global diversified metal solutions provider and the largest metals service center company in North America. Through a network of more than 315 locations in 40 states and 12 countries outside of the United States, Reliance provides value-added metals processing services and distributes a full-line of over 100,000 metal products to more than 125,000 customers in a broad range of industries. Reliance focuses on small orders with quick turnaround and value-added processing services. In 2023, Reliance’s average order size was $3,210, approximately 51% of orders included value-added processing and approximately 40% of orders were delivered within 24 hours. Reliance, Inc.’s press releases and additional information are available on the Company’s website at reliance.com.

Forward-Looking Statements

This press release contains certain statements that are, or may be deemed to be, forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements may include, but are not limited to, discussions of Reliance’s industry and end markets, business strategies, acquisitions, and expectations concerning the Company’s future growth and profitability and its ability to generate industry leading returns for its stockholders, as well as future demand and metals pricing and the Company’s results of operations, margins, profitability, taxes, liquidity, macroeconomic conditions, including inflation and the possibility of an economic recession or slowdown, litigation matters and capital resources. In some cases, you can identify forward-looking statements by terminology such as “may,” “will,” “should,” “could,” “would,” “expect,” “plan,” “anticipate,” “believe,” “estimate,” “predict,” “potential,” “preliminary,” “range,” “intend” and “continue,” the negative of these terms, and similar expressions.

These forward-looking statements are based on management's estimates, projections and assumptions as of today’s date that may not prove to be accurate. Forward-looking statements involve known and unknown risks and uncertainties and are not guarantees of future performance. Actual outcomes and results may differ materially from what is expressed or forecasted in these forward-looking statements as a result of various important factors, including, but not limited to, actions taken by Reliance, as well as developments beyond its control, including, but not limited to, the possibility that the expected benefits of acquisitions may not materialize as expected, the impacts of labor constraints and supply chain disruptions, changes in domestic and worldwide political and economic conditions such as inflation and the possibility of an economic recession that could materially impact the Company, its customers and suppliers, and demand for the Company’s products and services. Risks and uncertainties related to the proposed American Alloy transaction include, but are not limited to, delays in or failure to obtain any required governmental and regulatory approvals. Deteriorations in economic conditions as a result of inflation, economic recession, slowing growth, outbreaks of infectious disease, conflicts such as the war in Ukraine and the evolving events in Israel and Gaza or otherwise, could lead to a decline in demand for the Company’s products and services and negatively impact its business, and may also impact financial markets and corporate credit markets which could adversely impact the Company’s access to financing, or the terms of any financing. The Company cannot at this time predict all of the impacts of inflation, product price fluctuations, economic recession, outbreaks of infectious disease or the Russia-Ukraine and Israel-Gaza conflicts and related economic effects, but these factors, individually or in any combination, could have a material adverse effect on the Company’s business, financial position, results of operations and cash flows.

The statements contained in this press release speak only as of the date that they are made, and Reliance disclaims any and all obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or for any other reason, except as may be required by law. Important risks and uncertainties about Reliance’s business can be found in “Item 1A. Risk Factors” of the Company’s Annual Report on Form 10-K for the year ended December 31, 2022 and in other documents Reliance files or furnishes with the United States Securities and Exchange Commission.

CONTACT:

(213) 576-2428

investor@reliance.com

or Addo Investor Relations

(310) 829-5400

(Tables to follow)

Fourth Quarter 2023 Major Commodity Metrics

	Tons Sold (tons in thousands; % change)					Average Selling Price per Ton Sold (% change)
	Q4 2023	Q3 2023	Sequential Quarter Change	Q4 2022	Year-Over- Year Change	Sequential Quarter Change	Year-Over- Year Change
Carbon steel	1,100.5	1,150.6	(4.4)%	1,036.9	6.1%	(5.5)%	(12.4)%
Aluminum	76.3	78.2	(2.4)%	74.0	3.1%	(4.1)%	(8.7)%
Stainless steel	65.5	69.9	(6.3)%	68.7	(4.7)%	(0.8)%	(8.4)%
Alloy	29.2	31.2	(6.4)%	32.1	(9.0)%	(6.4)%	(2.7)%

	Sales ($'s in millions; % change)
	Q4 2023	Q3 2023	Sequential Quarter Change	Q4 2022	Year-Over- Year Change
Carbon steel	$1,805.2	$1,996.9	(9.6)%	$1,942.5	(7.1)%
Aluminum	$553.9	$592.6	(6.5)%	$588.8	(5.9)%
Stainless steel	$517.9	$557.5	(7.1)%	$592.7	(12.6)%
Alloy	$152.3	$174.4	(12.7)%	$172.5	(11.7)%

Full Year 2023 Major Commodity Metrics

	Tons Sold (tons in thousands; % change)			Average Selling Price per Ton Sold (% change)
	2023	2022	Year-Over- Year Change	Year-Over- Year Change
Carbon steel	4,688.8	4,463.2	5.1%	(19.0)%
Aluminum	323.7	327.3	(1.1)%	(6.6)%
Stainless steel	283.9	312.6	(9.2)%	(10.6)%
Alloy	131.2	145.0	(9.5)%	5.1%

	Sales ($'s in millions; % change)
	2023	2022	Year-Over- Year Change
Carbon steel	$8,071.8	$9,487.7	(14.9)%
Aluminum	$2,456.4	$2,658.7	(7.6)%
Stainless steel	$2,336.7	$2,877.4	(18.8)%
Alloy	$704.9	$741.0	(4.9)%

	Sales by Product ($'s as a % of total sales)
				Twelve Months Ended
				December 31,
	Q4 2023	Q3 2023	Q4 2022	2023	2022
Carbon steel plate	12%	12%	11%	12%	11%
Carbon steel structurals	11%	11%	11%	11%	10%
Carbon steel tubing	10%	10%	10%	10%	11%
Hot-rolled steel sheet & coil	8%	9%	8%	9%	9%
Carbon steel bar	5%	5%	5%	5%	5%
Galvanized steel sheet & coil	4%	4%	4%	4%	5%
Cold-rolled steel sheet & coil	2%	2%	3%	2%	3%
Carbon steel	52%	53%	52%	53%	54%

Aluminum bar & tube	5%	5%	5%	5%	5%
Heat-treated aluminum plate	5%	5%	5%	5%	4%
Common alloy aluminum sheet & coil	4%	4%	4%	4%	4%
Common alloy aluminum plate	1%	1%	1%	1%	1%
Heat-treated aluminum sheet & coil	1%	1%	1%	1%	1%
Aluminum	16%	16%	16%	16%	15%

Stainless steel bar & tube	8%	7%	8%	8%	8%
Stainless steel sheet & coil	5%	6%	6%	5%	7%
Stainless steel plate	2%	2%	2%	2%	2%
Stainless steel	15%	15%	16%	15%	17%

Alloy bar & rod	4%	4%	4%	4%	3%
Alloy tube	1%	1%	1%	1%	1%
Alloy	5%	5%	5%	5%	4%

Miscellaneous	6%	5%	5%	5%	5%
Toll processing & logistics	4%	4%	4%	4%	3%
Copper & brass	2%	2%	2%	2%	2%
Other	12%	11%	11%	11%	10%

Total	100%	100%	100%	100%	100%

RELIANCE, INC.

UNAUDITED CONSOLIDATED STATEMENTS OF INCOME

(in millions, except number of shares which are reflected in thousands and per share amounts)

	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
	2023	2022	2023	2022*
Net sales	$3,337.3	$3,610.8	$14,805.9	$17,025.0

Costs and expenses:
Cost of sales (exclusive of depreciation and amortization shown below)	2,315.7	2,481.0	10,258.6	11,773.7
Warehouse, delivery, selling, general and administrative (“SG&A”)	633.6	613.6	2,562.4	2,504.2
Depreciation and amortization	62.9	61.4	245.4	240.2
	3,012.2	3,156.0	13,066.4	14,518.1

Operating income	325.1	454.8	1,739.5	2,506.9

Other (income) expense:
Interest expense	9.8	15.5	40.1	62.3
Other (income) expense, net	(18.0)	(7.3)	(41.3)	14.2
Income before income taxes	333.3	446.6	1,740.7	2,430.4
Income tax provision	59.9	95.3	400.6	586.2
Net income	273.4	351.3	1,340.1	1,844.2
Less: net income attributable to noncontrolling interests	0.7	0.8	4.2	4.1
Net income attributable to Reliance	$272.7	$350.5	$1,335.9	$1,840.1

Earnings per share attributable to Reliance stockholders:
Basic	$4.75	$5.97	$22.90	$30.39
Diluted	$4.70	$5.88	$22.64	$29.92

Shares used in computing earnings per share:
Basic	57,381	58,732	58,328	60,559
Diluted	58,071	59,657	59,015	61,495

Cash dividends per share	$1.00	$0.875	$4.00	$3.50

* Amounts derived from audited financial statements.

RELIANCE, INC.

UNAUDITED CONSOLIDATED BALANCE SHEETS

(in millions, except number of shares which are reflected in thousands and par value)

	December 31,	December 31,
	2023	2022*
ASSETS
Current assets:
Cash and cash equivalents	$1,080.2	$1,173.4
Accounts receivable, less allowance for credit losses of $24.9 at December 31, 2023 and $26.1 at December 31, 2022	1,472.4	1,565.7
Inventories	2,043.2	1,995.3
Prepaid expenses and other current assets	140.4	115.6
Income taxes receivable	35.6	36.6
Total current assets	4,771.8	4,886.6
Property, plant and equipment:
Land	281.7	262.7
Buildings	1,510.9	1,359.3
Machinery and equipment	2,700.4	2,446.9
Accumulated depreciation	(2,244.6)	(2,094.3)
Property, plant and equipment, net	2,248.4	1,974.6
Operating lease right-of-use assets	231.6	216.4
Goodwill	2,111.1	2,105.9
Intangible assets, net	981.1	1,019.6
Cash surrender value of life insurance policies, net	43.8	42.0
Other long-term assets	92.5	84.8
Total assets	$10,480.3	$10,329.9

LIABILITIES AND EQUITY

Current liabilities:
Accounts payable	$410.3	$412.4
Accrued expenses	118.5	118.8
Accrued compensation and retirement benefits	213.9	240.0
Accrued insurance costs	44.4	43.4
Current maturities of long-term debt and short-term borrowings	0.3	508.2
Current maturities of operating lease liabilities	56.2	52.5
Total current liabilities	843.6	1,375.3
Long-term debt	1,141.9	1,139.4
Operating lease liabilities	178.9	165.2
Long-term retirement benefits	25.1	26.1
Other long-term liabilities	64.0	51.4
Deferred income taxes	494.0	476.6
Commitments and contingencies
Equity:
Preferred stock, $0.001 par value: 5,000 shares authorized; none issued or outstanding	—	—
Common stock and additional paid-in capital, $0.001 par value and 200,000 shares authorized Issued and outstanding shares—57,271 at December 31, 2023 and 58,787 at December 31, 2022	0.1	0.1
Retained earnings	7,798.9	7,173.6
Accumulated other comprehensive loss	(76.7)	(86.3)
Total Reliance stockholders’ equity	7,722.3	7,087.4
Noncontrolling interests	10.5	8.5
Total equity	7,732.8	7,095.9
Total liabilities and equity	$10,480.3	$10,329.9

* Amounts derived from audited financial statements.

RELIANCE, INC.

UNAUDITED CONSOLIDATED STATEMENTS OF CASH FLOWS

(in millions)

	Twelve Months Ended
	December 31,
	2023	2022*
Operating activities:
Net income	$1,340.1	$1,844.2
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization expense	245.4	240.2
Provision for credit losses	3.5	3.4
Deferred income tax provision (benefit)	16.2	(6.7)
Stock-based compensation expense	65.0	65.3
Net (gain) loss on life insurance policies and deferred compensation plan assets	(0.5)	22.4
Other	(0.3)	4.8
Changes in operating assets and liabilities (excluding effect of businesses acquired):
Accounts receivable	95.6	105.7
Inventories	(41.5)	58.9
Prepaid expenses and other assets	37.3	17.4
Accounts payable and other liabilities	(89.5)	(237.0)
Net cash provided by operating activities	1,671.3	2,118.6

Investing activities:
Acquisition, net of cash acquired	(24.0)	—
Purchases of property, plant and equipment	(468.8)	(341.8)
Proceeds from sales of property, plant and equipment	11.1	10.9
Other	(2.2)	(17.6)
Net cash used in investing activities	(483.9)	(348.5)

Financing activities:
Net short-term debt repayments	(2.2)	(2.2)
Principal payments on long-term debt	(506.1)	(0.3)
Cash dividends and dividend equivalents	(238.1)	(217.1)
Share repurchases	(479.5)	(630.3)
Taxes paid related to net share settlement of restricted stock units	(54.1)	(39.7)
Other	(2.3)	(3.0)
Net cash used in financing activities	(1,282.3)	(892.6)
Effect of exchange rate changes on cash and cash equivalents	1.7	(4.6)
(Decrease) increase in cash and cash equivalents	(93.2)	872.9
Cash and cash equivalents at beginning of year	1,173.4	300.5
Cash and cash equivalents at end of the year	$1,080.2	$1,173.4

Supplemental cash flow information:
Interest paid during the year	$41.8	$59.7
Income taxes paid during the year, net	$386.3	$692.4

* Amounts derived from audited financial statements.

RELIANCE, INC.

NON-GAAP RECONCILIATION

(in millions, except per share amounts)

	Net Income			Diluted EPS
	Three Months Ended			Three Months Ended
	December 31,	September 30,	December 31,	December 31,	September 30,	December 31,
	2023	2023	2022	2023	2023	2022
Net income attributable to Reliance	$272.7	$295.0	$350.5	$4.70	$4.99	$5.88
Restructuring charges	1.2	1.0	—	0.02	0.02	—
Non-recurring settlement credits, net	—	—	(0.8)	—	—	(0.02)
Charges related to sale of non-core assets	1.0	—	—	0.02	—	—
Income tax (benefit) expense related to above items	(0.5)	(0.3)	0.4	(0.01)	(0.01)	0.01
Non-GAAP net income attributable to Reliance	$274.4	$295.7	$350.1	$4.73	$5.00	$5.87

	Net Income		Diluted EPS
	Twelve Months Ended		Twelve Months Ended
	December 31,	December 31,	December 31,	December 31,
	2023	2022	2023	2022
Net income attributable to Reliance	$1,335.9	$1,840.1	$22.64	$29.92
Restructuring charges	2.2	1.4	0.04	0.02
Non-recurring expenses of acquisitions	—	8.1	—	0.13
Non-recurring settlement charges, net	—	1.5	—	0.02
Gains related to sales of non-core assets	(3.8)	(2.0)	(0.07)	(0.03)
Income tax expense (benefit) related to above items	0.4	(2.1)	0.01	(0.03)
Non-GAAP net income attributable to Reliance	$1,334.7	$1,847.0	$22.62	$30.03

	Three Months Ended			Twelve Months Ended
	December 31,	September 30,	December 31,	December 31,	December 31,
	2023	2023	2022	2023	2022
Pretax income	$333.3	$388.0	$446.6	$1,740.7	$2,430.4
Restructuring charges	1.2	1.0	—	2.2	1.4
Non-recurring expenses of acquisitions	—	—	—	—	8.1
Non-recurring settlement (credits) charges, net	—	—	(0.8)	—	1.5
Gains (charges) related to sales of non-core assets	1.0	—	—	(3.8)	(2.0)
Non-GAAP pretax income	$335.5	$389.0	$445.8	$1,739.1	$2,439.4

	Three Months Ended			Twelve Months Ended
	December 31,	September 30,	December 31,	December 31,	December 31,
	2023	2023	2022	2023	2022
Gross profit - LIFO	$1,021.6	$1,077.0	$1,129.8	$4,547.3	$5,251.3
Restructuring charge	0.2	—	—	0.2	—
Amortization of inventory step-up	—	—	—	—	8.1
Non-GAAP gross profit	1,021.8	1,077.0	1,129.8	4,547.5	5,259.4
LIFO income	(59.5)	(45.0)	(99.1)	(164.5)	(76.6)
Non-GAAP gross profit - FIFO	$962.3	$1,032.0	$1,030.7	$4,383.0	$5,182.8

Gross profit margin - LIFO	30.6%	29.7%	31.3%	30.7%	30.8%
Amortization of inventory step-up as a % of sales	—	—	—	—	0.1%
Non-GAAP gross profit margin	30.6%	29.7%	31.3%	30.7%	30.9%
LIFO income as a % of sales	(1.8)%	(1.2)%	(2.7)%	(1.1)%	(0.4)%
Non-GAAP gross profit margin - FIFO	28.8%	28.5%	28.6%	29.6%	30.5%

	December 31,	September 30,	December 31,
	2023	2023	2022
Total debt	$1,151.4	$1,151.7	$1,659.6
Less: unamortized debt discount and debt issuance costs	(9.2)	(9.8)	(12.0)
Carrying amount of debt	1,142.2	1,141.9	1,647.6
Less: cash and cash equivalents	(1,080.2)	(976.9)	(1,173.4)
Net debt	$62.0	$165.0	$474.2

	Twelve Months Ended
	December 31,		September 30,		December 31,
	2023		2023		2022
Net income	$1,340.1		$1,418.0		$1,844.2
Depreciation and amortization	245.4		243.9		240.2
Interest expense	40.1		45.8		62.3
Income taxes	400.6		436.0		586.2
EBITDA	$2,026.2		$2,143.7		$2,732.9

Net debt-to-EBITDA	0.0	x	0.1	x	0.2	x
Total debt-to-EBITDA	0.6	x	0.5	x	0.6	x

Reliance, Inc.’s presentation of non-GAAP pretax income, net income and EPS over certain time periods is an attempt to provide meaningful comparisons to the Company's historical performance for its existing and future stockholders. Adjustments include restructuring charges, gains on sales of non-core property, plant, and equipment, non-recurring expenses of its fourth quarter 2021 acquisitions and non-recurring settlement charges and credits, which make comparisons of the Company’s operating results between periods difficult using GAAP measures. Reliance, Inc.’s presentation of gross profit margin - FIFO, which is calculated as gross profit plus LIFO expense (or minus LIFO income) divided by net sales, is presented in order to provide a means of comparison amongst its competitors who may not use the same inventory valuation method. Please see footnote 1 below for additional information on the Company’s gross profit and gross profit margin. Reliance, Inc. presents net debt- and total debt-to-EBITDA as a measurement of leverage utilized by management to monitor its debt levels in relation to its operating cash flow for which it utilizes EBITDA as a proxy.

Footnotes

1 Gross profit, calculated as net sales less cost of sales, and gross profit margin, calculated as gross profit divided by net sales, are non-GAAP financial measures as they exclude depreciation and amortization expense associated with the corresponding sales. About half of Reliance's orders are basic distribution with no processing services performed. For the remainder of its sales orders, Reliance performs “first-stage” processing, which is generally not labor intensive as it is simply cutting the metal to size. Because of this, the amount of related labor and overhead, including depreciation and amortization, is not significant and is excluded from cost of sales. Therefore, Reliance’s cost of sales is substantially comprised of the cost of the material it sells. Reliance uses gross profit and gross profit margin, as shown, as measures of operating performance. Gross profit and gross profit margin are important operating and financial measures, as their fluctuations can have a significant impact on Reliance's earnings. Gross profit and gross profit margin, as presented, are not necessarily comparable with similarly titled measures for other companies.

2 See accompanying Non-GAAP Reconciliation. Certain percentages may not calculate due to rounding.

3 Free cash flow is calculated as cash provided by operations reduced by capital expenditures.

4 Net debt-to-total capital is calculated as carrying amount of debt (net of cash) divided by total Reliance stockholders’ equity plus carrying amount of debt (net of cash).

5 Net debt- and total debt-to-EBITDA are calculated as carrying amount of debt (net of cash) or total debt divided by earnings before interest, income taxes, depreciation, amortization and impairment of long-lived assets (“EBITDA”) for the most recent twelve months.